Exhibit 99.1

THE COCA-COLA COMPANY
NEWS RELEASE                                    Media Relations Department
                                                P.O. Box 1734, Atlanta, Georgia
                                                Telephone (404) 676-2121

FOR IMMEDIATE RELEASE                           Contact:   Kelly Brooks
                                                           (404) 676-2683


               CHUCK FRUIT NAMED COCA-COLA CHIEF MARKETING OFFICER
               ---------------------------------------------------

         ATLANTA, June 22, 2004 -- The Coca-Cola Company announced today that it has promoted Chuck Fruit to the position of Chief Marketing Officer. Mr. Fruit succeeds Daniel Palumbo, who is leaving the Company to pursue other opportunities.

         Mr. Isdell said: "Today's consumer and media environments call for a more multi-faceted and integrated approach to marketing, from our consumer communications to the point of sale and all the way through to opening a bottle of Coca-Cola. Creativity is vital, and so is a broader, holistic view of how to reach our consumers. Chuck's experience and expertise fit very well within this new environment.

         "Chuck is recognized in both the Company and the industry as one of the world's most experienced, insightful and respected marketers. Under Chuck's leadership, we will unleash the unmatched talent we possess across the Coca-Cola system to build closer and stronger relationships between our brands and our consumers," said Mr. Isdell. "We appreciate Dan's accomplishments during his tenure and wish him the best in his future endeavors."

         Mr. Fruit said: "I look forward to supporting Neville's vision to build a marketing organization for the future and continuing to work closely with our very talented and capable global marketing team on new and innovative ways to deepen our brands' connection with consumers."


                                    - more -

         Mr. Fruit brings more than 30 years of marketing experience to the role, with key leadership roles at The Coca-Cola Company, Anheuser-Busch and advertising and media agencies. He has been responsible for some of the Company's most innovative and successful marketing programs and processes, including the total realignment and shaping of its global media strategy and the management of its long-term partnerships, such as those with the International Olympic Committee, FIFA and the NCAA. He has also been instrumental in developing recent initiatives for branded program content and integration into such programs as American Idol in the U.S. and the Prime Time drama series in Latin America.

         Mr. Fruit joined the Company in 1991 as head of Global Media Services and has held positions of steadily increasing responsibility. Most recently, he was senior vice president, Integrated Marketing, with responsibility for developing the Company's worldwide media and sponsorship strategies and its investments in all forms of traditional and emerging media platforms. He also served as acting chief marketing officer in 2003.

         Prior to joining The Coca-Cola Company, Mr. Fruit spent 15 years with Anheuser-Busch Cos. He has served as a national director of both the American Advertising Federation and the Association of National Advertisers, and is presently on the boards of the Advertising Council, Inc., TiVo, Inc., and College Sports Television (CSTV).

         The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola, recognized as the world's best-known brand, the Company markets four of the world's top five soft drink brands, including diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks. Through the world's largest distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1 billion servings each day.

                                      # # #

NOTE TO EDITORS: Media can retrieve a digital photo to accompany this story by visiting our Press Center image gallery at www.coca-cola.com.
                                           -----------------